Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-233718 and 333-261944 of our report dated April 14, 2025 relating to the financial statements of Emmaus Life Sciences, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Marcum llp

Costa Mesa, California

April 14, 2025